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                                                                     EXHIBIT 5.1

                [Black, McCuskey, Souers & Arbaugh letterhead]



                               September 14, 1995



Belden & Blake Corporation
5200 Stoneham Road
North Canton, Ohio  44720

Gentlemen:

         Reference is made to your Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission in connection with the sale of up to 1,190,000 shares (the "Shares") of common stock, without par value (the "Common Stock") of Belden & Blake Corporation (the "Company") upon the exercise of stock options granted and to be granted pursuant to the Belden & Blake Corporation Stock Option Plan and the Belden & Blake Corporation Non-Employee Director Stock Option Plan (collectively, the Plans).

         We have examined the proceedings taken to organize the Company, its Articles of Incorporation and Code of Regulations and all amendments to date, the records of proceedings taken by its shareholders and directors to date, including proceedings of the Board of Directors and shareholders adopting and approving the Plans and all amendments thereto.

         Based upon the foregoing, and upon the examination of such other matters as we have deemed necessary in order to express the opinions hereinafter set forth, we are of the opinion that:

         1. The Company is a corporation duly organized and in good standing under the laws of the State of Ohio having an authorized capital stock which includes 12,000,000 shares of Common Stock.

         2. The Company has full right, power and authority to grant stock options under the Plans covering an aggregate of up to 1,190,000 shares of Common Stock, and, when granted in accordance with the terms of the Plans, such options will be valid and binding obligations of the Company.
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Belden & Blake Corporation
September 14, 1995
Page 2

        3. The Shares to be issued and sold upon the exercise of stock options granted and to be granted under the Plans have been duly authorized and, when issued and sold upon payment of the option exercise price, will be validly issued and outstanding, fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to said Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

                               Very truly yours,


                               /s/ Black, McCuskey, Souers & Arbaugh

                               BLACK, McCUSKEY, SOUERS & ARBAUGH